Exhibit 2

Estimated Recoveries to Classes under the Plan
Cash on hand -- 10/10/03	$ 3,908,000

Additional collections:
Preference recoveries	500,000
US Bank holdback	1,050,000
US Bank claims	Unknown
IAC/GMAC lien avoidance	50,000
Liquidation of physical Assets	700,000
Collection of tax and other receivables	550,000
Total additional collections	2,850,000

TOTAL CASH FOR DISTRIBUTIONS	$ 6,758,000

Distributions to:
Secured Bridge Lenders, per settlement	$ 1,200,000
PFC/Security Fees; estimated settlement	860,000
Class 1 Claims, including on going administration costs	1,200,000
Class 2 Claims	530,000
Class 3 Claims	---
Class 4 Claims	1,622,500
Class 5 Claims	60,000
Class 6 Claims	240,000
Class 7 Claims	605,000
Class 8 Claims	440,500
Class 9 Claims	---

TOTAL DISTRIBUTIONS	$ 7,048,000

Class 1 Claims, including on going administration costs

On going administration costs
Payroll and taxes	$125,000
Professional fees (a)
Debtors' counsel	250,000
Creditors' Comm counsel	100,000
Accounting firm	25,000
Rent	5,000
US Trustee Quarterly Fees	25,000
Ad hoc labor	10,000
Supplies and miscellaneous	10,000
Employee expenses	10,000
Bank/stock fees	5,000
Total on going administration costs	565,000

Administrative expense claims
Postpetition liabilities
Professionals	75,000
Airports and other	435,000
Taxes	25,000
535,000
Unasserted at 9/30/03	100,000
Total admin Claims	635,000
TOTAL CLASS 1	$1,200,000